Exhibit 99.1

1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Posts Record Fourth Quarter 2006 Results
Diluted EPS of $0.76 is three times higher than the fourth quarter of 2005 and
13% greater than the third quarter of 2006
Harvey, La. — February 26, 2007 — Superior Energy Services, Inc. (NYSE: SPN) today announced record net income of $62.2 million and diluted earnings per share of $0.76, on revenues of $319.1 million, as compared to net income of $16.2 million, or $0.20 diluted earnings per share on revenues of $188.0 million for the fourth quarter of 2005. The fourth quarter of 2005 was negatively impacted by Hurricanes Katrina and Rita, which significantly curtailed Gulf of Mexico activity for most of our services during the quarter.
As compared to the third quarter of 2006, revenues increased 10%, income from operations increased 11% and earnings per share increased 13%.
Highlights for the quarter include the following:
•	Well Intervention revenues increased 9% from the third quarter of 2006 primarily due to increases in domestic land activity for production-related services and increases in international revenues from the company’s derrick barge charter.

•	Rental Tool revenues increased 10% from the third quarter of 2006, largely due to increased rental activity in domestic land markets and certain international markets, including the North Sea, Venezuela and West Africa market areas.

•	Marine revenues increased 11% from the third quarter of 2006 as dayrates increased.

•	Oil and Gas revenues increased 6% from the third quarter of 2006 due mainly to increased oil and gas production.

•	Revenues from non-Gulf of Mexico market areas were approximately $139 million as compared to approximately $112 million in the third quarter of 2006 and approximately $88 million in the fourth quarter of 2005.

•	The Company’s effective annual tax rate was lowered from 36.0% to 35.5%, resulting in an effective tax rate for the fourth quarter of 34.5%.

Terence Hall, Chairman and CEO of Superior, commented, “We are very pleased with our operating and financial performance during this seasonally challenging period. We continued to grow earnings both year-over-year and sequentially, and we believe that the combination of our expanding international and domestic land operations with our diversified portfolio of products and services provides our shareholders a cushion to fluctuations in commodity prices.”
For the year ended December 31, 2006, revenues were $1,093.8 million and net income was $188.2 million or $2.32 diluted earnings per share, as compared to revenues of $735.3 million and net income of $67.9 million or $0.85 diluted earnings per share for the year ended December 31, 2005.
Well Intervention Group Segment
Fourth quarter revenues for the Well Intervention Group were a record $133.2 million, a 9% increase from the third quarter of 2006 and a 50% increase from the fourth quarter of 2005. Income from operations was $28.7 million, or 22% of segment revenue as compared to $28.8 million, or 24% of segment revenue, in the third quarter of 2006. International revenue increased as a result of a full quarter of revenue from the company’s derrick barge that is currently on charter in the Asia Pacific region, as well as increases in hydraulic workover and snubbing services. Domestic land revenue increased for coiled tubing, electric line, engineering services and hydraulic workover and snubbing services. Partially offsetting these increases was lower Gulf of Mexico activity for some services due to typical seasonal weakness (weather and holidays) toward the end of the quarter. Profit margins were slightly lower due to business mix, including fewer high pressure well projects for the mechanical wireline division.
Rental Tools Segment
Revenues for the Rental Tools segment were a record $108.5 million, 10% higher than the third quarter of 2006 and a 59% increase from the fourth quarter of 2005. Income from operations was $41.7 million, or 38% of segment revenue, up from $35.1 million, or 36% of segment revenue in the third quarter of 2006. The primary factors leading to the record quarter were increased rentals of on-site accommodations, specialty tubulars, drill pipe and associated handling tools. The biggest activity increases were in the Rocky Mountains, the North Sea, Venezuela and West Africa.
Marine Segment
Superior’s marine revenues were $39.9 million, an 11% increase over the third quarter of 2006 and a 30% increase from the fourth quarter of 2005. Income from operations was $19.2 million, or 48% of segment revenue, up from $16.2 million, or 45% of segment revenue in the third quarter of 2006. Average daily revenue in the fourth quarter was approximately $434,000, inclusive of subsistence revenue, as compared to $391,000 per day in the third quarter of 2006, reflecting a full quarter of higher dayrates which were put into place late in the third quarter. Average fleet utilization was 80% as compared to 78% in the third quarter of 2006 and 90% in the fourth quarter of 2005.

The 200-ft. class fleet now has five liftboats following the refurbishment and addition of the Superior Intervention in October.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2006
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145-155’	11	$11,977	74.6%
160’-175’	6	16,317	80.3%
200’	5	20,791	86.4%
230’-245’	3	29,153	76.1%
250’	2	39,690	99.4%
Oil and Gas Segment
Oil and gas revenues were $40.4 million, a 6% increase over third quarter 2006 levels and a significant improvement over the fourth quarter of 2005. Income from operations was $8.6 million, or 21% of segment revenue, up from $8.1 million, or 21% of segment revenue, in the third quarter of 2006. Fourth quarter production was approximately 772,000 barrels of oil equivalent (boe), or about 8,400 boe per day, up from approximately 739,000 boe, or 8,000 boe per day in the third quarter of 2006.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Tuesday, February 27, 2007. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 303-262-2211. For those who cannot listen to the live call, a telephonic replay will be available through Tuesday, March 6, 2007 and may be accessed by calling 303-590-3000 and using the pass code 11083293#. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months and Years Ended December 31, 2006 and 2005
(in thousands, except earnings per share amounts)
(unaudited, except as noted)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2006	2005	2006	2005
				(audited)
Oilfield service and rental revenues	$278,698	$186,272	$966,139	$656,423
Oil and gas revenues	40,378	1,714	127,682	78,911

Total revenues	319,076	187,986	1,093,821	735,334

Cost of oilfield services and rentals	123,411	86,997	427,477	330,200
Cost of oil and gas sales	17,559	10,540	70,028	45,804

Total cost of services, rentals and sales	140,970	97,537	497,505	376,004

Depreciation, depletion, amortization and accretion	33,538	20,428	111,011	89,288
General and administrative expenses	46,292	37,856	168,416	140,989
Reduction in value of assets	—	3,750	—	6,994
Gain on sale of liftboats	—	275	—	3,544

Income from operations	98,276	28,690	316,889	125,603

Other income (expense):
Interest expense, net	(6,561)	(5,332)	(22,950)	(21,862)
Interest income	1,135	731	4,612	2,201
Loss on early extinguishment of debt	—	—	(12,596)	—
Earnings from equity-method investments	2,039	3	5,891	1,339
Reduction in value of equity-method investment	—	—	—	(1,250)

Income before income taxes	94,889	24,092	291,846	106,031
Income taxes	32,701	7,854	103,605	38,172

Net income	$62,188	$16,238	$188,241	$67,859

Basic earnings per share	$0.78	$0.20	$2.36	$0.87

Diluted earnings per share	$0.76	$0.20	$2.32	$0.85

Weighted average common shares used in computing earnings per share:
Basic	79,941	79,464	79,801	78,321

Diluted	81,460	80,621	81,289	79,735

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005
(in thousands)

	12/31/2006	12/31/2005
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$38,970	$54,457
Accounts receivable, net	303,800	196,365
Income taxes receivable	2,630	—
Current portion of notes receivable	14,824	2,364
Prepaid insurance and other	59,563	51,116

Total current assets	419,787	304,302

Property, plant and equipment, net	804,228	534,962
Goodwill	444,687	220,064
Notes receivable	16,137	29,483
Equity-method investments	64,603	953
Intangible and other long-term assets, net	125,036	7,486

Total assets	$1,874,478	$1,097,250

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$65,451	$42,035
Accrued expenses	141,684	69,926
Income taxes payable	—	11,353
Fair value of commodity derivative instruments	—	10,792
Current portion of decommissioning liabilities	35,150	14,268
Current maturities of long-term debt	810	810

Total current liabilities	243,095	149,184

Deferred income taxes	112,011	91,899
Decommissioning liabilities	87,046	107,641
Long-term debt	711,505	216,596
Other long-term liabilities	10,133	7,556
Total stockholders’ equity	710,688	524,374

Total liabilities and stockholders’ equity	$1,874,478	$1,097,250

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2006, September 30, 2006 and December 31, 2005
(Unaudited)
(in thousands)

	Three months ended,
Revenue	December 31, 2006	September 30, 2006	December 31, 2005
Well Intervention	$133,157	$122,205	$88,626
Rental tools	108,526	98,262	68,101
Marine	39,944	36,013	30,717
Oil and Gas	40,378	38,208	1,714
Less: Oil and Gas Eliminations (2)	(2,929)	(4,171)	(1,172)

Total Revenues	$319,076	$290,517	$187,986

	Three months ended,
Gross Profit (1)	December 31, 2006	September 30, 2006	December 31, 2005
Well Intervention	$55,319	$53,767	$36,370
Rental tools	75,935	67,476	43,942
Marine	24,033	21,541	18,963
Oil and Gas	22,819	18,646	(8,826)

Total Gross Profit	$178,106	$161,430	$90,449

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s four segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.